Exhibit 99.1

Zymeworks Announces First Patient with Advanced HER2-Positive Breast Cancer Dosed with Zanidatamab in Combination with Tukysa® (Tucatinib) and Chemotherapy

Vancouver, Canada (July 28, 2021) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today announced the first patient has been dosed with zanidatamab in combination with Tukysa® (tucatinib) and capecitabine in a new cohort of a Phase 1 trial for HER2-positive breast cancer patients with locally advanced (unresectable) and/or metastatic disease.

“Recent clinical trials have demonstrated the benefit of combining tucatinib with trastuzumab and chemotherapy in patients with metastatic HER2-positive breast cancer,” said Neil Josephson, M.D., Interim Chief Medical Officer at Zymeworks. “Given the antitumor activity of zanidatamab observed across a range of HER2-overexpressing tumors and preclinical studies demonstrating improved anti-tumor activity of zanidatamab compared to trastuzumab, we believe the combination of zanidatamab with tucatinib and chemotherapy has the potential to be an impactful treatment for patients with advanced HER2-positive breast cancer, including those with brain metastases.” Josephson added, “this new study cohort complements our ongoing trials with zanidatamab in combination with other standard of care treatment regimens and supports our goal of establishing zanidatamab as the foundational therapy for HER2-expressing cancers.”

Zanidatamab binds to HER2 across a range of expression levels and has demonstrated multiple mechanisms of action including the formation of receptor clusters, resulting in receptor internalization and downregulation that affect signal transduction. In addition, zanidatamab potently activates the immune system to elicit antibody-dependent cellular cytotoxicity, antibody-dependent cellular phagocytosis, and complement-dependent cytotoxicity. Tucatinib is a tyrosine kinase inhibitor of HER2 and helps prevent the cancer cells from growing. Several studies have shown that combining agents that target HER2 with complementary mechanisms of action result in proven efficacy. The U.S. Food and Drug Administration last year approved tucatinib in combination with trastuzumab and capecitabine for the treatment of adult patients with advanced forms of HER2-positive breast cancer that can’t be removed with surgery, or has spread to other parts of the body, including the brain, and who have received one or more prior treatments.

About Zanidatamab

Zanidatamab is a bispecific antibody, based on Zymeworks’ Azymetric™ platform, that can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding. This unique design results in multiple mechanisms of action including dual HER2 signal blockade, increased binding and removal of HER2 protein from the cell surface, and potent effector function leading to encouraging antitumor activity in patients. Zymeworks is developing zanidatamab in multiple Phase 1, Phase 2, and pivotal clinical trials globally as a targeted treatment option for patients with solid tumors that express HER2. The FDA has granted

Breakthrough Therapy designation for zanidatamab in patients with previously treated HER2 gene-amplified biliary tract cancer (BTC), and two Fast Track designations to zanidatamab, one as a single agent for refractory BTC and one in combination with standard of care chemotherapy for first-line gastroesophageal adenocarcinoma (GEA). These designations mean zanidatamab is eligible for Accelerated Approval, Priority Review and Rolling Review, as well as intensive FDA guidance on an efficient drug development program. Zanidatamab has also received Orphan Drug designations for the treatment of biliary tract, gastric and ovarian cancers from the FDA, as well as Orphan Drug designation for the treatment of biliary tract and gastric cancer from the European Medicines Agency.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead product candidate, zanidatamab (ZW25), is a novel Azymetric™ bispecific antibody which has been granted Breakthrough Therapy designation by the FDA and is currently enrolling in a pivotal clinical trial for refractory HER2-amplified biliary tract cancer (HERIZON-BTC-01) as well as several Phase 2 clinical trials for HER2-expressing gastroesophageal and breast cancers. Zymeworks’ second product candidate, ZW49, is a bispecific antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker-cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with nine biopharmaceutical companies. For additional information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Zymeworks Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include statements that relate to the potential benefit of the combination of zanidatamab with tucatinib and chemotherapy in patients with advanced HER2-positive breast cancer, Zymeworks’ preclinical pipeline, and other information that is not historical information. When used herein, words such as “believe”, “potential”, “goal”, “may”, “plan”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions, including assumptions regarding the efficacy of zanidatamab. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2021 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates, and beliefs. You should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance, or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events, or circumstances, or to reflect the occurrences of unanticipated events, except as may be required by law.

Zymeworks Inc.

Investor Inquiries:

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(604) 678-1388

ir@zymeworks.com

Jack Spinks

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Media Inquiries:

Mary Klem

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